EXHIBIT 99.1

FOR RELEASE April 3, 2014

SOURCE: Uni-Pixel, Inc.

UniPixel and Conductive Inkjet Technology Settle Litigation

THE WOODLANDS, Texas — April 3, 2014 — Conductive Inkjet Technology Limited (CIT) and Uni-Pixel Displays, Inc. (Uni-Pixel) (NASDAQ: UNXL) have agreed to settle their on-going litigation in the U.S. and the UK.

CIT has agreed to withdraw its UK claims that Uni-Pixel has used CIT’s confidential information for a number of unauthorized purposes relating to its current technology, its past technology and also two of its patent filings. Uni-Pixel has agreed to withdraw its U.S. claims for declarations that it did not do what CIT alleges, and that CIT breached an agreement between the parties by issuing its claims in the UK courts.

CIT further agreed to release any current and future claims to Uni-Pixel’s past and current technology, patents, and other property based on the subject matter of the suits. Uni-Pixel further agreed to grant CIT certain limited rights to use technology that would be protected by the patents arising from the disputed patent filings. No money will change hands as part of the settlement.  The parties agree that Uni-Pixel owes no further duty of confidentiality to CIT regarding any CIT technology. There are no admissions of any wrong-doing in connection with this dispute.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's roll-to-roll electronics manufacturing process prints fine line conductive elements on thin films. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the companies’ respective Annual Report on Form 10-K for the year ended December 31, 2013. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the companies’ respective Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com